Exhibit 99.5

JAZZ PHARMACEUTICALS PLC

2003 EQUITY INCENTIVE PLAN

1.	Purpose of this Plan and Relationship to 2011 Plan

The purpose of this Jazz Pharmaceuticals plc 2003 Equity Incentive Plan is to enhance the long-term shareholder value of Jazz Pharmaceuticals plc by offering opportunities to eligible individuals to participate in the growth in value of the equity of Jazz Pharmaceuticals plc. Although this Plan is intended to comply with Rule 701 under the Securities Act and Section 25102(o) of the California Securities Act, the Company reserves the right, formally or informally, to establish a sub-plan from which grants can be made which are intended to rely on federal and state exemptions other than Rule 701 and Section 25102(o) of the California Securities Act.

Notwithstanding any provision of this Plan to the contrary, from and after the effective date of the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (the “2011 Plan”), any Shares subject to outstanding Awards granted under this Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such Shares or repurchased by the Company or an Affiliate at the original issuance price or (iii) are reacquired by the Company or an Affiliate or withheld (or not issued) to satisfy a tax withholding obligation in connection with an Award will immediately be added to the share reserve of the 2011 Plan and become available for issuance pursuant to awards granted under the 2011 Plan.

2.	Definitions and Rules of Interpretation

2.1 Definitions. This Plan uses the following defined terms:

(a) “Administrator” means the Board, or the Committee.

(b) “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

(c) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

(d) “Award” means a Stock Award, SAR, Cash Award, or Option granted in accordance with the terms of the Plan.

(e) “Award Agreement” means the document evidencing the grant of an Award.

(f) “Award Shares” means Shares covered by an outstanding Award or purchased under an Award.

(g) “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award, (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), and 16 and (iii) a person who holds Option Shares subject to any right of repurchase under Section 15.2.

(h) “Board” means the board of directors of the Company.

(i) “Cash Award” means the right to receive cash as described in Section 8.3.

(j) “California Securities Act” means the California Corporate Securities Law of 1968.

(k) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Award after the effective date of the Plan without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including, for the avoidance of doubt, capitalization of profits or reserves, capital distribution, rights issue, the conversion of one class of share to another or reduction of capital or otherwise. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(l) “Change of Control” means any transaction or event that the Board specifies as a Change of Control under Section 10.4. For the avoidance of doubt, any such transaction or event may be effected pursuant to (i) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (ii) section 204 of the Companies Act 1963 of the Republic of Ireland. Notwithstanding the foregoing or any other provision of this Plan, unless the Board determines otherwise, the term Change of Control shall not include the creation of a new holding company where the Company becomes a wholly-owned subsidiary of that holding company and the holding company will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction, in which case Awards granted hereunder will be treated as if they were in all respects awards over shares in the holding company but so that (i) the new award shall vest in the same manner as the Award, (ii) the total market value of the new shares subject to the new award shall, immediately after such reorganization, be equal to the total market value of the Shares comprised in the Award immediately prior to such reorganization, (iii) the new award shall be subject to performance conditions that shall be at least equivalent (as determined by the Board) to the performance conditions, if any, attaching to the Award, (iv) the new shares shall have the same rights attaching thereto as the Shares in the Company, and (v) the new award shall be deemed to have been granted as at the date of grant of the Award.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Committee” means a committee composed of Company Directors appointed in accordance with the Company’s charter documents and Section 4.

(o) “Company” means Jazz Pharmaceuticals plc, a company formed under the laws of Ireland.

(p) “Company Director” means a member of the Board.

(q) “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee. Notwithstanding the foregoing, no grant may be made to any entity unless the grant and exercise are made in reliance of federal and state securities exemptions other than Rule 701 under the Securities Act and Section 25102(o) of the California Securities Act.

(r) “Director” means a member of the board of directors of the Company or an Affiliate.

(s) “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 10.5. For the avoidance of doubt, any such transaction or event may be effected pursuant to (i) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (ii) section 204 of the Companies Act 1963 of the Republic of Ireland.

(t) “Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to this Plan.

(u) “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the

Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(v) “Exchange Act” means the Securities Exchange Act of 1934.

(w) “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(x) “Fair Market Value” means the value of Shares as determined under Section 17.2.

(y) “Fundamental Transaction” means any transaction or event described in Section 10.3. For the avoidance of doubt, any such transaction or event may be effected pursuant to (i) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (ii) section 204 of the Companies Act 1963 of the Republic of Ireland. Notwithstanding the foregoing or any other provision of this Plan, unless the Board determines otherwise, the term Fundamental Transaction shall not include the creation of a new holding company where the Company becomes a wholly-owned subsidiary of that holding company and the holding company will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction (in which case Awards granted hereunder will be treated as set out in the third sentence of the definition of Change of Control in Section 2.1(l) regarding the creation of a new holding company).

(z) “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(bb) “Listed Security” means any Share listed or approved for listing upon notice of issuance on a national securities exchange or other market system that meets the requirements of Section 25100(o) of the California Securities Law of 1968, as amended.

(cc) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(dd) “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, objective customer satisfaction indicators and efficiency measures, each with respect to the Company and/or an individual business unit.

(ee) “Option” means a right to purchase Shares of the Company granted under this Plan.

(ff) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(gg) “Option Shares” means Shares covered by an outstanding Option or purchased under an Option.

(hh) “Plan” means this Jazz Pharmaceuticals plc 2003 Equity Incentive Plan.

(ii) “Purchase Price” means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

(jj) “Reverse Vesting” means that an Option is or was fully exercisable but that, subject to a “reverse” vesting schedule, the Company or an Affiliate has a right to repurchase the Option Shares as specified in Section 15.2(a), with the Company’s or Affiliate’s right of repurchase expiring in accordance with a “forward” vesting schedule that would otherwise have applied to the Option under which the Option Shares were purchased or in accordance with some other vesting schedule described in the Award Agreement. With respect to a Stock Award, Reverse Vesting means that the Company or an Affiliate has a right to repurchase the Award Shares purchased pursuant to the Stock Award, as specified in Section 15.2(a), with the Company’s or Affiliate’s right of repurchase expiring in accordance with the vesting schedule in the Award Agreement.

(kk) “SAR” or “Stock Appreciation Right” means a right to receive cash based on a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement, as described in Section 8.1.

(ll) “Securities Act” means the Securities Act of 1933.

(mm) “Share” means an ordinary share of the Company of nominal value US$0.0001 per share or other securities substituted for such share under Section 10.

(nn) “Stock Award” means an offer by the Company to sell Shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2

(oo) “Substitute Award” means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of the Plan.

(pp) “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(qq) “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

(rr) “Substitute Stock Award” means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

(ss) “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

2.2 Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.	Shares Subject to this Plan; Term of this Plan

3.1 Number of Award Shares. Subject to adjustment under Section 10, the maximum number of Shares that may be issued under this Plan is 2,125,042. When an Award is granted, the maximum number of Shares that may be issued under this Plan shall be reduced by the number of Shares covered by that Award.

3.2 Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired to discharge the Company’s obligation to deliver Award Shares.

3.3 Term of this Plan

(a) This Plan shall be effective on, and Awards may be granted under this Plan after, March 31, 2003.

(b) Awards may not be granted under the Plan after May 31, 2007.

4.	Administration

4.1 General. The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board. Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board or the Committee. All actions and determinations by any Administrator are subject to the provisions of this Plan.

4.2 Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority to:

(a) grant Awards, including Substitute Awards;

(b) determine the Fair Market Value of Shares;

(c) determine the Option Price and the Purchase Price of Awards;

(d) select the Awardees;

(e) determine the times Awards are granted;

(f) determine the number of Shares subject to each Award;

(g) determine the types of payment that may be used to purchase Award Shares;

(h) determine the types of payment that may be used to satisfy withholding tax obligations;

(i) determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

(j) modify or amend any Award;

(k) authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(l) determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(m) interpret this Plan and any Award Agreement or document related to this Plan;

(n) correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(o) adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(p) adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Option Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

(q) determine whether a transaction or event should be treated as a Change of Control, a Divestiture or neither;

(r) determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Change of Control or a Divestiture, then the effect of that Change of Control or Divestiture; and

(s) make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3 Scope of Discretion. Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board or the Committee, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board or Committee need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. However, except as provided in Section 13.3., the discretion of the Board or Committee is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5.	Persons Eligible to Receive Awards

5.1 Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees as provided in Section 7(g).

6.	Terms and Conditions of Options

The following rules apply to all Options:

6.1 Price. No Option may have an Option Price less than 85% of the Fair Market Value of the Shares on the Grant Date. If an Option is granted to a person who, at the Grant Date, owns more than 10% of the voting power of the Company or any corporate Affiliate, that Option shall have an Option Price equal to or greater than 110% of the Fair Market Value of the Shares on the Grant Date. In no event will the Option Price of any Option be less than the par value of the Shares issuable under the Option if that is required by Applicable Law. The Option Price of an Incentive Stock Option shall be subject to Section 7(f).

6.2 Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

6.3 Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Optionee’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement. If so provided in the Option Agreement, an Option may be exercisable subject to the application of Reverse Vesting to the Option Shares. However, with respect to Options granted in reliance of Section 25102(o) of the California Securities Act, the right to exercise an Option must vest or the Option Shares must be subject to Reverse Vesting, at the rate of at least 20% per year over the five years from the Grant Date. No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c).

6.4 Form of Payment.

(a) The Administrator shall determine the acceptable form and method of payment for exercising an Option; provided, however, that in all cases, where Option Shares are issued pursuant to the exercise of an Option the par value of each newly issued Option Share is fully paid up.

(b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i) other Shares, or the designation of other Shares, which (A) are “mature” shares for purposes of avoiding variable accounting treatment under generally accepted accounting principles (generally mature shares are those that have been owned by the Optionee for more than six months on the date of surrender), and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii) provided that a public market exists for the Shares, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of an Optionee or sells Option Shares on behalf of an Optionee (a “Cashless Exercise Procedure”), subject to the limitation that no Officer or Director may participate in that Cashless

Exercise Procedure unless the Administrator has determined that the Company has not extended or arranged for the extension of credit to an Optionee;

(iii) one or more promissory notes meeting the requirements of Section 6.4(e), provided that in the case of any Options granted in reliance of the exemptions set forth in Section 25102(o) of the California Securities Act, that Option may not be exercised with a promissory note if the Option is subject to Reverse Vesting; provided further that no Officer or Director may exercise an Option with a promissory note;

(iv) cancellation of any debt owed by the Company or any Affiliate to the Optionee by the Company including without limitation waiver of compensation due or accrued for services previously rendered to the Company; and

(v) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

(d) The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

(e) The promissory notes referred to in Section 6.4(c)(iii) must be full recourse. Unless the Committee specifies otherwise after taking into account any relevant accounting issues, the notes shall bear interest at a fair market value rate when the Option is exercised. Interest on the notes shall also be at least sufficient to avoid imputation of interest under Sections 483, 1274, and 7872 of the Code. The notes and their administration shall at all times comply with any applicable margin rules of the Federal Reserve. Consultants may not purchase Option Shares with a note unless the note is adequately secured by collateral other than the Option Shares. Where Shares are issued pursuant to an Option, the portion of the Option Price equal to the par value of the Option Shares shall in all events be paid in cash. The notes may also include such other terms as the Administrator specifies. Payment may not be made by promissory note by Officers or Directors if Shares are registered under Section 12 of the Exchange Act.

6.5 Nonassignability of Options. No Option shall be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Optionee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

6.6 Substitute Options. The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price determined by the Board.

7.	Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Optionee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a) The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b) No Incentive Stock Option may be granted more than ten years from the date this Plan was approved by the Board.

(c) Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Optionee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of shares (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share the first time its holder may purchase that share, notwithstanding any right of the Company or an Affiliate to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d) In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated at the time of grant in the Option Agreement relating to that Incentive Stock Option.

(e) Any Incentive Stock Option granted to a Ten Percent Shareholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or of any Affiliate on the Grant Date.

(f) The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g) Incentive Stock Options may be granted only to Employees. If an Optionee changes status from an Employee to a Consultant, that Optionee’s Incentive Stock Options shall automatically become Nonstatutory Options if not exercised within the time period described in Section 7(i).

(h) No rights under an Incentive Stock Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. During the life of the Optionee, an Incentive Stock Option may be exercised only by the Optionee. The Company’s compliance with a Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Optionee, shall not violate this Section 7(h).

(i) An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Optionee’s Termination for any reason other than the Optionee’s death or disability (as defined in Section 22(c) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three-month period after the Optionee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Optionee’s Termination.

(j) An Incentive Stock Option may only be modified by the Board or Committee.

8.	Stock Appreciation Rights, Stock Awards and Cash Awards

8.1 Stock Appreciation Rights

The following rules apply to SARs:

(a) Term. No SAR shall be exercisable after its Expiration Date. No SAR may have an Expiration Date that is more than ten years after its Grant Date.

(b) Vesting. SARs shall be exercisable: (i) on the Grant Date, (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement, or (iii) or upon the achievement of Objectively Determinable Performance Conditions.

(c) Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee upon the exercise of a SAR will be paid in cash or Shares over the period or periods specified in the Award Agreement; provided, however, that where Shares are issued pursuant to a SAR the par value of each newly issued Share is fully paid up. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. A SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR.

(d) Nonassignability of SARs. Except as set forth in any Award Agreement or determined by the Administrator, no SAR shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, SARs may be transferred and exercised in accordance with a Domestic Relations Order.

(e) Substitute SARs. The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute SARs shall be exercisable with respect to the Fair Market Value of Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

8.2 Stock Awards. The following rules apply to all Stock Awards:

(a) Price. No Stock Award may have a Purchase Price less than 85% of the Fair Market Value of the Shares on the Grant Date or on the date on which the purchase is completed. If a Stock Award of Shares that are not Listed Securities is granted to a person who, at the Grant Date, owns more than 10% of the voting power of the Company or any corporate Affiliate, that Stock Award shall have a Purchase Price of not less than 100% of the Fair Market Value of the Shares on the Grant Date or on the date the purchase is completed. In no event will the Purchase Price of any Stock Award be less than the par value of the Shares issuable under the Stock Award if that is required by Applicable Law.

(b) Term. No Stock Award shall be exercisable after its Expiration Date. No Stock Award may have an Expiration Date that is more than ten years after its Grant Date.

(c) Vesting. Stock Awards shall be exercisable: (i) on the Grant Date, or (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement.

(d) Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to Reverse Vesting. With respect to Stock Awards subject to Reverse Vesting granted to Employees who are not officers or directors of the Company or any parent or subsidiary of the Company to purchase Shares that are not Listed Securities, the Company’s or Affiliate’s right of repurchase must lapse at the rate of at least 20% per year over the five years from the Grant Date.

(e) Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award; provided, however, that in all cases, where Shares are issued pursuant to a Stock Award the par value of each newly issued Share is fully paid up.

(i) Acceptable forms of payment for all Award Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(ii) In addition, the Administrator may permit payment to be made by any of the methods permitted with respect to the exercise of Options pursuant to Section 6.4.

(f) Nonassignability of Stock Awards. Except as set forth in any Award Agreement or determined by the Administrator, no Stock Award shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, Stock Awards may be transferred and exercised in accordance with a Domestic Relations Order.

(g) Substitute Stock Award. The Board may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Stock Awards shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

8.3 Cash Awards. The following rules apply to all Cash Awards:

(a) Term. No Cash Award shall be payable after its Expiration Date. No Cash Award may have an Expiration Date that is more than ten years after its Grant Date.

(b) Vesting. Cash Awards shall be payable: (i) on the Grant Date, (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement, or (iii) or upon the achievement of Objectively Determinable Performance Conditions.

9.	Exercise of Awards

9.1 In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

9.2 Time of Exercise. Options and Stock Awards shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to Nonstatutory Options or Stock Awards, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Award may not be exercised for a fraction of a Share or for less than 50 Shares. SARs and Cash Awards shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR or Cash Award.

9.3 Issuance of Award Shares. The Company shall issue Award Shares in the name of the person properly exercising the Award. If the Awardee is that person and so requests, the Award Shares shall be issued in the name of the Awardee and the Awardee’s spouse. The Company shall endeavor to issue Award Shares promptly after an Award is exercised. However, until Award Shares are actually issued, as evidenced by the appropriate entry on the share books of the Company or its transfer agent, the Awardee shall not have the rights of a shareholder with respect to those Option Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10.

9.4 Termination

(a) In General. Except as provided in an Award Agreement or in writing by the Administrator and as otherwise provided in Sections 9.4(b), (c), (d), (e) and (f), after an Awardee’s Termination the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the three months after the Termination (provided that, prior to the time the Shares become Listed Securities, such period of time shall be not less than thirty (30) days), but in no event after the Expiration Date. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(b) Leaves of Absence. Unless otherwise provided in the Award Agreement, no Award may be exercised more than three months after the beginning of a leave of absence, other than a personal or medical leave approved by an authorized representative of the Company with employment guaranteed upon return by contract or statute. Awards shall not continue to vest during a leave of absence, unless otherwise determined by the Administrator with respect to an approved personal or medical leave with employment guaranteed upon return by contract or statute.

(c) Death or Disability. Unless otherwise provided by the Administrator or in the Award Agreement, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Awards of that Awardee to the extent exercisable at the date of that Termination may be exercised for one year after that Termination (provided that, prior to the time the Shares become Listed Securities, such period of time shall be not less than six (6) months), but in no event after the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 16. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. In the case of an Awardee who dies or becomes disabled within three months after Termination, if the Termination was not due to Cause, the Awardee’s Awards may be exercised for one year after that Termination. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

(d) Divestiture. If an Awardee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 10.3 or 10.4 with respect to the Awardee’s Awards.

(e) Termination for Cause. If an Awardee’s Termination is due to Cause, all of the Awardee’s Awards shall automatically terminate and cease to be exercisable at the time of Termination and the Administrator may rescind any and all exercises of Awards by the Awardee that occurred after the first event constituting Cause. “Cause” means employment-related dishonesty, fraud, willful or material misconduct, disclosure or misuse of confidential information or other employment-related conduct that is likely to cause significant injury to the Company, an Affiliate or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. “Cause” shall not require that a civil judgment or criminal conviction have been entered against or guilty plea shall have been made by the Awardee regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine “Cause” based on the Administrator’s good faith belief. If the Awardee is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such a belief.

(f) Reverse Vesting. Under any circumstances stated in this Section 9.4 in which all unvested Options of an Optionee immediately vest, the Company’s or an Affiliate’s repurchase rights shall lapse on all Option Shares held by that Optionee which are subject to Reverse Vesting.

(g) Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (B) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10.	Certain Transactions and Events

10.1 In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10. Additional provisions with respect to the foregoing transactions are set forth in Section 13.3.

10.2 Changes in Capital Structure. In the event of a Capitalization Adjustment (not including a Fundamental Transaction or Change of Control), the Board shall make whatever adjustments it concludes are appropriate to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Options that may be granted to any individual under this Plan, (c) the Terms of any SAR, (d) the Purchase Price of any Stock Award, and (e) the Option Price and number and class of securities issuable under each outstanding Option, and (f) the repurchase price of any securities substituted for Option Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Board in its sole and absolute discretion. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security. The Board need not adopt the same rules for each Award or each Awardee.

10.3 Fundamental Transactions. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a “Fundamental Transaction”), then, notwithstanding any other provision of this Plan, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution, in exchange for Awards, of options to purchase equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) (an “assumption” of Awards) on such terms and conditions as the Board determines are appropriate, (b) accelerate the vesting and termination of outstanding Awards, in whole or in part, so that Awards can be exercised before or otherwise in connection with the closing or completion of the Fundamental Transaction or event but then terminate, (c) cancel or arrange for the cancellation of Awards in exchange for cash payments to Awardees, and (d) either arrange for any repurchase rights of the Company or an Affiliate with respect to Award Shares to apply to the securities issued in substitution for Shares or terminate repurchase rights on Award Shares. The Board need not adopt the same rules for each Award or each Awardee.

10.4 Changes of Control. The Board may also, but need not, specify that other transactions or events constitute a “Change of Control”. The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes of Control are: (a) the Company or an Affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial shareholders of the Company, immediately before the transaction, beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction, (b) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding

30% or more of the total combined voting power or value of the Company, or (c) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change of Control, notwithstanding any other provision of this Plan, the Board may take any one or more of the actions described in Section 10.3. In addition, the Board may extend the date for the exercise of Awards (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Awardee.

10.5 Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 10.3 or 10.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Awardee.

10.6 Dissolution. If the Company adopts a plan of dissolution, the Board may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s or an Affiliate’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Board need not adopt the same rules for each Award or each Awardee. However, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate just before the dissolution is completed.

10.7 Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event addressed in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken and payments shall not be made.

11.	Withholding and Tax Reporting

11.1 Tax Withholding Alternatives

(a) General. Whenever Award Shares are issued or become free of restrictions, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Option Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b) Method of Payment. The Awardee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Awardee to use any of the forms of payment described in Section 6.4(c). The Administrator may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates.

11.2 Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

12.	Compliance with Law

12.1 Applicable Law. The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

12.2 Financial Information. The Company shall furnish its annual financial statements to each Awardee during the period the Awardee holds any Option, Stock Award or Award Shares. Those statements shall include a balance sheet and income statement, and shall be delivered as soon as is practical after the end of the Company’s fiscal year. This section does not apply to Awardees who are key Employees and whose duties afford them access to those financial statements.

13.	Amendment or Termination of this Plan or Outstanding Awards

13.1 Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan.

13.2 Shareholder Approval. The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan.

13.3 Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Board determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax consequences to affected Awardees into consideration in acting under the preceding sentence. Those decisions will be final, binding and conclusive. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.

14.	Reserved Rights

14.1 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, shares, or other equity-based rights under other plans or independently of any plan.

14.2 Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of Shares or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

15.	Special Arrangements Regarding Award Shares

15.1 Escrows and Pledges. To enforce any restrictions on Award Shares including restrictions related to Reverse Vesting, the Administrator may require their holder to deposit the certificates representing Award Shares, with share powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates. Any Awardee who delivers a promissory note as partial or full consideration for the purchase of Award Shares will be required to pledge and deposit with the Company some or all of the Award Shares as collateral to secure the payment of the note. However, the Administrator may require or accept other or additional forms of collateral to secure the note and, in any event, the Company will have full recourse against the maker of the note, notwithstanding any pledge or other collateral.

15.2 Repurchase Rights

(a) Reverse Vesting. If an Option or Stock Award is subject to Reverse Vesting, the Company or an Affiliate shall have the right, during the 90 days after the Awardee’s Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination, at a purchase price determined by the Administrator in accordance with this Section 15.2. The repurchase price shall be either (i) the Option Price or Purchase Price for those Shares or (ii) the lower of the Option Price for those Shares, the Purchase Price for those Shares or the Fair Market Value of those Option Shares as of the date of the Termination. However, the repurchase price will be the lower of (i) the Option Price or Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase, and (ii) the Fair Market Value at the date of the Termination, if the Award Shares were purchased with a promissory note. The repurchase price shall be paid in cash or, if the Option Shares were purchased in whole or in part with a promissory note, cancellation of indebtedness under that note, or a combination of those means. The Company’s or an Affiliate’s right to repurchase Award Shares granted to any Awardee who is not an officer, Company Director or Consultant pursuant to Section 25102(o) of the California Securities Act during any period in which the Shares are not registered under Section 12 of the Exchange Act at Fair Market Value will terminate if and when Shares become Listed Securities. The Company or an Affiliate may assign this right of repurchase.

(b) Procedure. The Company or an Affiliate may, in it sole discretion, exercise any of its repurchase rights under Section 15.2. The Company or an Affiliate or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 15.2. However, the Company’s or an Affiliate’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company or Affiliate must, however, tender the repurchase price during the period specified in this Section 15.2 for exercising its repurchase rights in order to exercise such rights.

15.3 Market Standoff. If requested by the Company or a representative of its underwriters in connection with a registration of any securities of the Company under the Securities Act, Awardees or certain Awardees shall be prohibited from selling some or all of their Award Shares during a period not to exceed 180 days after the effective date of a registration statement filed with respect to the initial public offering of the Company shares and 90 days after the effective date of any other registration statement of the Company. This restriction shall apply only to the first two registration statements of the Company to become effective under the Securities Act. However, it shall not apply to any registration statement on Form S-8 or an equivalent registration statement. Moreover, registration statements on Form S-4, S-8 or equivalent registration statements shall not count as either of those two registration statements.

15.4 Dividends. Dividends on Award Shares that are subject to any restrictions, including Reverse Vesting, shall be (a) deferred until the lapsing of the restrictions on such Award Shares and (b) held by the Company for the benefit of the Awardee until the lapsing of such restrictions, if cash, with such interest as determined by the Administrator in its sole discretion, subject to the same restriction, including those set forth in this Section 15, as the Award Shares on which the dividends were paid.

16.	Beneficiaries

An Awardee may file a written designation of one or more beneficiaries who are to receive the Awardee’s rights under the Awardee’s Awards after the Awardee’s death. An Awardee may change such a designation at any time by written notice. If an Awardee designates a beneficiary, the beneficiary may exercise the Awardee’s Awards after the Awardee’s death. If an Awardee dies when the Awardee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Awardee’s estate to exercise the Award or, if there is none, the person entitled to exercise the Option under the Awardee’s will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

17.	Miscellaneous

17.1 Governing Law. This Plan, the Award Agreements, and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares shall be governed by the substantive laws, but not the choice of law rules, of the State of California.

17.2 Determination of Value. Fair Market Value shall be determined as follows:

(a) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value in good faith. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants, (ii) the Company’s net worth, prospective earning power, dividend paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and intellectual property, and the values of securities of other businesses in the same industry.

(b) Listed Shares. If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

(c) Shares Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(d) Initial Public Offering. The Fair Market Value of Shares on the date, if any, that the Company makes an initial public offering of Shares shall be the price at which Shares are first offered to the public.

17.3 Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

17.4 Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

17.5 Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Option Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 17.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

Adopted by the Board of Directors of Jazz Pharmaceuticals, Inc. and effective on March 31, 2003.

Approved by the stockholders of Jazz Pharmaceuticals, Inc. on March 31, 2003.

Amended to reduce total shares covered by 660,000 shares to 935,000 on October 22, 2003.

Amended to reduce total shares covered by 232,500 shares to 702,500 on December 18, 2004.

Amended to increase total shares covered by 22,815,358 shares, to a total of 23,517,858 shares effective February 18, 2004.

Adjusted to reduce total shares covered to 2,125,042 shares in connection with a 1-for-11.06701 reverse stock split of Jazz Pharmaceuticals, Inc.’s common stock and preferred stock effected on May 15, 2007.

Amended by the Board of Directors of Jazz Pharmaceuticals, Inc. on October 24, 2011.

Adopted by the Board of Directors of Azur Pharma plc on December 21, 2011.

Approved by the shareholders of Azur Pharma plc on January 3, 2012.

JAZZ PHARMACEUTICALS PLC

2003 EQUITY INCENTIVE PLAN

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11.	Withholding and Tax Reporting		20
	11.1	Tax Withholding Alternatives	20
	11.2	Reporting of Dispositions	21
12.	Compliance with Law		21
	12.1	Applicable Law	21
	12.2	Financial Information	21
13.	Amendment or Termination of this Plan or Outstanding Awards		22
	13.1	Amendment and Termination	22
	13.2	Shareholder Approval	22
	13.3	Effect	22
14.	Reserved Rights		22
	14.1	Nonexclusivity of this Plan	22
	14.2	Unfunded Plan	22
15.	Special Arrangements Regarding Award Shares		23
	15.1	Escrows and Pledges	23
	15.2	Repurchase Rights	23
	15.3	Market Standoff	24
	15.4	Dividends	24
16.	Beneficiaries		24
17.	Miscellaneous		24
	17.1	Governing Law	24
	17.2	Determination of Value	25
	17.3	Reservation of Shares	26
	17.4	Electronic Communications	26
	17.5	Notices	26

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